Exhibit 3.14

ARTICLES OF ORGANIZATION

OF

WISE RECYCLING, LLC

THIS IS TO CERTIFY THAT:

The undersigned, Charles J. Siegel, hereby forms a limited liability company under and by virtue of the Maryland Limited Liability Company Act (the “Act”) and the general laws of the State of Maryland.

1. The name of the limited liability company formed hereunder (the “Limited Liability Company”) shall be Wise Recycling, LLC.

2. The purposes and objects for which the Limited Liability Company is formed and the business to be carried on and promoted by it are as follows:

(a) To buy, sell and otherwise deal in and with metal and other products, commodities and materials; to acquire, own, operate, manage and otherwise deal in and with facilities for the recycling of metals and other materials; to engage; generally in the business of shipping, recycling and processing metal and other materials; to own, operate, sell and otherwise deal in and with real and personal property utilized for any of the foregoing purposes; to apply for and receive governmental permits, licenses and authorizations necessary to conduct any of foregoing activities to enter into contracts, agreements and other instruments in connection with the operation of any of the foregoing activities; and to conduct any of the foregoing activities, operations and business in the United States and in any other territory or jurisdiction.

(b) To conduct any lawful business; provided, however, that the Limited Liability Company shall not (i) engage in the business of acting as an insurer, or (ii) engage in any activity which is prohibited under the Act.

The Limited Liability Company shall have the power to do all acts not inconsistent with law which may be necessary, appropriate or desirable to promote and carry out its purposes.

3. The address of the principal office to the Limited Liability Company in the State of Maryland shall be 800 Central Avenue, Linthicum, Maryland 21090. The name and address of the resident agent of the Limited Liability Company are Sanford D. Schreiber, Suite 1200, 20 South Charles Street, Baltimore, Maryland 21201. Said resident agent is a citizen of the State of Maryland and actually resides therein.

4. In accordance with the Act, the members of the Limited Liability Company may enter into an operating agreement to regulate the affairs and operations of the Limited Liability Company.

5. The authority of members to act for the Limited Liability Company solely by virtue of their being members is limited.

The undersigned has executed there Articles of Organization as of the 20th day of January, 1998 on behalf of the Limited Liability Company and acknowledges these Articles of Organization to be the act of the Company.

/s/ CHARLES J. SIEGEL
Charles J. Siegel

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